SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. )

                   Under the Securities Exchange Act of 1934*

                             Celebrate Express, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    15100A104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                        Kenneth H. Shubin Stein, MD, CFA
                         Spencer Capital Management, LLC
                            1995 Broadway, Suite 1801
                            New York, New York 10023
                            Telephone: (212) 586-4190
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:
                            Michael A. Schwartz, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                             New York, NY 10019-6099
                                 (212) 728-8000

                                  June 12, 2006
--------------------------------------------------------------------------------
                          (Date of Event which Requires
                            Filing of this Schedule)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D



---------------------------------------                -------------------------
CUSIP No.      15100A104                               Page 2 of 13 Pages
---------------------------------------                -------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Kenneth H. Shubin Stein, MD, CFA
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

-----------  -------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              1,039,000
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,039,000
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            1,039,000
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            13.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D



---------------------------------------                -------------------------
CUSIP No.      15100A104                               Page 3 of 13 Pages
---------------------------------------                -------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

-----------  -------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              1,039,000
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                1,039,000
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            1,039,000
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            13.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D



---------------------------------------                -------------------------
CUSIP No.      15100A104                               Page 4 of 13 Pages
---------------------------------------                -------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Opportunity Fund, LP
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

-----------  -------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              618,111
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                618,111
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            618,111
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            8.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D



---------------------------------------                -------------------------
CUSIP No.      15100A104                               Page 5 of 13 Pages
---------------------------------------                -------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Partners, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

-----------  -------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              618,111
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                618,111
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            618,111
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            8.0%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------------                -------------------------
CUSIP No.      15100A104                               Page 6 of 13 Pages
---------------------------------------                -------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Offshore Opportunity Fund, Ltd.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

-----------  -------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              420,889
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                420,889
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            420,889
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------------------                -------------------------
CUSIP No.      15100A104                               Page 7 of 13 Pages
---------------------------------------                -------------------------


----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Spencer Capital Offshore Partners, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

-----------  -------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              420,889
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                420,889
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            420,889
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES*     [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            OO
----------- --------------------------------------------------------------------

Item 1.  Security and Issuer

     This Schedule 13D relates to the common stock, par value $0.001 per share (the "Common Stock") of Celebrate Express, Inc., a Washington corporation (the "Company"). The principal executive offices of the Company are located at 11220-120th Avenue NE, Kirkland, WA 98033.

Item 2.  Identity and Background

     (a) The names of the person filing this Schedule 13D are Kenneth H. Shubin Stein, MD, CFA, an individual ("Dr. Shubin Stein"), Spencer Capital Management, LLC, a Delaware limited liability company ("SCM"), Spencer Capital Opportunity Fund, LP, a Delaware limited partnership ("SCF"), Spencer Capital Partners, LLC, a Delaware limited liability company ("SCP"), Spencer Capital Offshore Opportunity Fund, Ltd., a Cayman Islands exempted company ("SCOF"), and Spencer Capital Offshore Partners, LLC, a Delaware limited liability company ("SCOP, and together with Dr. Shubin Stein, SCM, SCF, SCP and SCOF, collectively, the "Filers"). The agreement among the Filers to file this Schedule 13D jointly in accordance with Rule 13d-1(k)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is attached hereto as Exhibit 1.

     (b)-(c) SCM is an investment management firm and is the investment manager of SCF and SCOF (collectively, the "Funds"). The address of SCM's principal business and principal office is 1995 Broadway, Suite 1801, New York, New York 10023.

     SCF is a Delaware private investment partnership. The address of SCF's principal business and principal office is 1995 Broadway, Suite 1801, New York, New York 10023.

     SCP serves as the general partner of SCF. The address of SCP's principal business and principal office is 1995 Broadway, Suite 1801, New York, New York 10023.

     SCOF is a Cayman Islands exempted company which invests in securities. The address of SCOF's principal business and principal office is c/o Walkers SPV Ltd., P.O. Box 908 GT, Walkers House, Mary Street, George Town, Cayman Islands.

     SCOP serves as the management company of SCOF. The address of SCOP's principal business and principal office is 1995 Broadway, Suite 1801, New York, New York 10023.

     Dr. Shubin Stein is the controlling person of SCM, SCF, SCP, SCOF and SCOP and a portfolio manager for certain investment funds. Dr. Shubin Stein's business address is 1995 Broadway, Suite 1801, New York, New York 10023.

     (d)-(e) During the last five years, none of the Filers have been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) Kenneth H. Shubin Stein, MD, CFA, is a citizen and resident of the United States. SCM and SCP are each limited liability companies organized under the laws of the State of Delaware. SCF and SCOP are each limited partnerships organized under the laws of the State of Delaware. SCOF is a Cayman Islands exempted company.

Item 3.  Source and Amount of Funds or Other Consideration

     The Funds expended $11,510,885.28 in order to purchase the 1,039,000 shares of Common Stock beneficially owned by them. SCF expended approximately $6,846,851.06 to purchase the 618,111 shares of Common Stock beneficially owned by it. SCOF expended approximately $4,664,036.64 to purchase the 420,889 shares of Common Stock beneficially owned by it. The Filers purchased the Common Stock with working capital, which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business.

     The Filers effect purchases of securities primarily through margin accounts maintained for them with Goldman, Sachs & Co. (the "Prime Broker") which may extend margin credit to the Filers as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and the Prime Broker's credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the accounts.

Item 4.  Purpose of Transaction.

     The Filers acquired the Common Stock beneficially owned by them for investment because they believe that the market price of the Common Stock does not adequately reflect its intrinsic value. The Filers intend to speak with the management of the Company and to request that the Filers be given representation on the board of directors of the Company.

     Although no Filer has any specific plan or proposal to acquire or dispose of the Common Stock, each Filer at any time and from time to time may acquire additional Common Stock or dispose of any or all of its Common Stock. In determining whether to purchase additional shares or to dispose of its shares, and in formulating any plan or proposal with respect to any transaction involving the Company, the Filers intend to consider and review various factors on a continuous basis, including the Company's financial condition, business and prospects, other developments concerning the Company, the reaction of the Company and its shareholders to the Filers' ownership of Common Stock, the price and availability of shares of Common Stock, other investment and business opportunities available to the Filers, developments with respect to the Filers' business, and general economic, monetary and stock market conditions.

     The Filers may engage in communications with one or more shareholders of the Company, one or more officers of the Company and/or one or more members of the board of directors of the Company and/or one or more representatives of the Company regarding the Company, including but not limited to its operations and the strategic alternatives that may be available to the Company. The Filers may discuss ideas that, if effected may result in the transactions specified in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D, including but not limited to the acquisition by persons of additional Common Stock of the Company, an extraordinary corporate transaction involving the Company, and/or changes in the board of directors or management of the Company.

     Except to the extent the foregoing may be deemed a plan or proposal, none of the Filers have definite plans or proposals which relate to, or could result in, any of the matters referred to in Item 4 of Schedule 13D. The Filers may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect to such matters, but, except to the extent the foregoing may deemed a plan or proposal, they have no present intention of doing so.

Item 5.    Interest in Securities of the Issuer.

     (a) As of the close of business on June 22, 2006: (i) Dr. Shubin Stein was the beneficial owner of 1,039,000 shares of Common Stock which are held directly by the Funds, which constitute in the aggregate 13.4% of the outstanding shares of Common Stock; (ii) SCM was the beneficial owner of 1,039,000 shares of Common Stock, which constitute in the aggregate 13.4% of the outstanding shares of Common Stock; (iii) SCF and SCP were the beneficial owners of 618,111 shares of Common Stock, which constitute in the aggregate 8.0% of the outstanding shares of Common Stock; and (iv) SCOF and SCOP were the beneficial owners of 420,889 shares of Common Stock, which constitute in the aggregate 5.4% of the outstanding shares of Common Stock.

     The percentages set forth above were calculated on the basis that 7,759,821 shares of Common Stock were outstanding as of March 31, 2006, as represented by the Company on its Form 10-Q filed with the SEC on April 13, 2006.

     (b) Dr. Shubin Stein shares voting and dispositive power over 1,039,000 shares of Common Stock held directly by the Funds with SCM, SCF, SCP, SCOF and SCOP. SCM shares voting and dispositive power over 1,039,000 shares of Common Stock with SCF, SCP, SCOF and SCOP. SCF and SCP share voting and dispositive power over 618,111 shares of Common Stock with Dr. Shubin Stein, SCM and each other. SCOF and SCOP share voting and dispositive power over 420,889 shares of Common Stock with Dr. Shubin Stein, SCM and each other.

     (c) Transactions in the Common Stock by the Filers effected, on the open market, in the last 60 days are described in Schedule I hereto, which Schedule is hereby incorporated by reference.

     (d) Not applicable.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

         Except as set forth in response to other Items of this Schedule 13D, to the best knowledge of the Filers, there are no other contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in
Item 2 and between such persons and any person with respect to any securities of the Company, including but not limited to, transfer or voting of any of the securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies, or a pledge or contingency the occurrence of which would give another person voting power over the securities of the Company.

Item 7.  Material to be Filed as Exhibits.

Exhibit 1 Joint Filing Agreement, dated June 22, 2006, among the Filers relating to the filing of a joint statement on Schedule 13D.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  June 22, 2006



                                  SPENCER CAPITAL MANAGEMENT, LLC





                                  By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                       -----------------------------------------
                                       Name:   Kenneth H. Shubin Stein, MD, CFA
                                       Title:  Authorized Signatory


                         [SIGNATURE PAGE TO SCHEDULE 13D
                    WITH RESPECT TO CELEBRATE EXPRESS, INC.]

                                  SPENCER CAPITAL OPPORTUNITY FUND, LP

                                        By:  Spencer Capital Partners, LLC,
                                             Its General Partner




                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                       -----------------------------------------
                                       Name:   Kenneth H. Shubin Stein, MD, CFA
                                       Title:  Managing Member



                                  SPENCER CAPITAL PARTNERS, LLC




                                  By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                       -----------------------------------------
                                       Name:   Kenneth H. Shubin Stein, MD, CFA
                                       Title:  Managing Member



                                  SPENCER CAPITAL OFFSHORE OPPORTUNITY FUND,
                                    LTD.

                                        By:  Spencer Capital Offshore Partners,
                                             LLC, Its Investment Manager




                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                       -----------------------------------------
                                       Name:   Kenneth H. Shubin Stein, MD, CFA
                                       Title:  Managing Member



                                  SPENCER CAPITAL OFFSHORE PARTNERS, LLC




                                  By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                       -----------------------------------------
                                       Name:   Kenneth H. Shubin Stein, MD, CFA
                                       Title:  Managing Member


                         [SIGNATURE PAGE TO SCHEDULE 13D
                    WITH RESPECT TO CELEBRATE EXPRESS, INC.]

                                  By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                  ----------------------------------------------



                         [SIGNATURE PAGE TO SCHEDULE 13D
                    WITH RESPECT TO CELEBRATE EXPRESS, INC.]

                                                                      SCHEDULE I

                         Schedule of Transactions by SCM
                         -------------------------------

     Each of the following trades was effected on behalf of the Funds by SCM. Approximately 59.5% of each trade was allocated to SCF. Approximately 40.5% of each trade was allocated to SCOF.


--------------------------- ------------------ --------------------- ----------------------------

Type of Transaction         Date               Number of Shares      Price per Share in $US*
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.15
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.15
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.16
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.16
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            700                   $10.16
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.16
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.16
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.16
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.16
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            700                   $10.16
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.19
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,200                 $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            111                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            40                    $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            149                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            9,751                 $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            2,032                 $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            9,600                 $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.20
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/12/06            4,800                 $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,668                 $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            19,700                $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,132                 $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            500                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            500                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            2,200                 $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            500                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            1,700                 $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            500                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            1,912                 $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            500                   $10.20
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/12/06            9,300                 $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,500                 $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            500                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            500                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            1,909                 $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            68                    $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            332                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            347                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            700                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            302                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            25                    $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            175                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            25                    $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,551                 $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            9,600                 $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            9,600                 $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,000                 $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            160                   $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            600                   $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            140                   $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.21
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.22
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.22
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/12/06            100                   $10.22
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.22
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.22
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.22
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.22
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.22
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            9,600                 $10.22
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            49                    $10.22
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.22
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.23
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,849                 $10.23
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.23
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.23
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.23
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.23
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.23
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.24
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.24
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.24
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.24
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.24
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            10                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            247                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            9,300                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            43                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            9,700                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,700                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,700                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,700                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            9,200                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            1,000                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            2,205                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            6,000                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,200                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            5,995                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            1,000                 $10.25
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            12,575                $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            500                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            19,400                $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            3,000                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            5,000                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            2,000                 $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            18,605                $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            50                    $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            800                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.26
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.26
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.26
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.26
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.26
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.26
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.26
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.26
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.26
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.26
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.26
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.26
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.27
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            19,500                $10.27
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            702                   $10.27
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            24,400                $10.27
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            600                   $10.27
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            3,702                 $10.27
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            14,298                $10.27
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.28
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.28
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.28
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.28
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.29
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.29
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.29
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.29
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.30
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            19,700                $10.30
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            16,898                $10.30
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            9,780                 $10.30
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            9,500                 $10.30
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            500                   $10.30
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,320                 $10.30
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            500                   $10.30
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.31
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.31
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.31
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/12/06            100                   $10.31
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            48                    $10.31
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.32
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.34
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.34
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.34
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.34
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.35
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.35
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.35
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.35
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.36
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.36
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.36
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.36
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.36
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.36
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.37
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.37
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            1,400                 $10.38
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.38
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.40
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            610                   $10.40
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.40
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.40
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            2,200                 $10.40
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.42
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.43
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.47
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.48
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.49
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.49
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/12/06            5,385                 $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            800                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,515                 $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/12/06            700                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            700                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            700                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            400                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            400                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            400                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            400                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            600                   $10.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.54
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/12/06            100                   $10.54
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $10.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.61
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.62
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.62
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.69
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.70
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            400                   $10.70
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.78
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/12/06            100                   $10.79
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.79
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.79
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.79
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.79
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.79
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.79
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.79
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.79
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.79
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.85
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.85
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $10.89
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.89
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            1,900                 $10.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.97
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $10.97
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/12/06            100                   $11.00
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            2,900                 $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            5,400                 $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            4,700                 $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            5,100                 $11.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.01
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/12/06            100                   $11.01
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.02
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.02
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $11.07
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.08
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            1,000                 $11.08
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            700                   $11.18
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            400                   $11.18
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.18
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $11.18
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.18
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.18
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            900                   $11.19
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            3,005                 $11.19
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            7,000                 $11.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            1,000                 $11.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            1,000                 $11.20
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $11.24
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.24
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.24
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.24
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.24
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            1,585                 $11.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            635                   $11.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            400                   $11.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            500                   $11.25
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            2,260                 $11.27
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            400                   $11.40
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.41
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.41
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            400                   $11.44
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $11.44
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            3,200                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            500                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            60                    $11.59
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/12/06            200                   $11.59
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.59
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            2,600                 $11.59
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            400                   $11.69
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            2,601                 $11.69
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            200                   $11.70
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            3,800                 $11.70
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.71
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.71
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.71
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.87
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.87
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.87
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.88
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            1000                  $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            100                   $11.91
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            2,310                 $11.91
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            300                   $11.91
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            1,200                 $11.91
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/12/06            629                   $11.99
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.42
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            2,100                 $11.42
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            71                    $11.42
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            171                   $11.43
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            4,729                 $11.43
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            500                   $11.43
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            1,742                 $11.43
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.44
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            2,529                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            58                    $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            2,400                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            2,100                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            342                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            2,058                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            4,900                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            4,900                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            4,771                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            500                   $11.46
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/13/06            200                   $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            800                   $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            1,200                 $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            1,200                 $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            53                    $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            300                   $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            147                   $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            400                   $11.47
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.47
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.47
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.49
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            2,400                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            1,629                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            300                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            600                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            1,371                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            2,929                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            800                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            600                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            300                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            2,953                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            300                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            600                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            300                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            247                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            2,853                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            700                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            547                   $11.50
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            400                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            400                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            700                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            800                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            300                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            800                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            300                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            2,701                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            60                    $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            139                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            161                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            300                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.51
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            3,700                 $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            300                   $11.52
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/13/06            700                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            400                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            625                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            300                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            500                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            1,400                 $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            2,600                 $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            400                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            300                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            500                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            2,739                 $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            8                     $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            4,000                 $11.54
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            67                    $11.56
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            6                     $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            106                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            94                    $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/13/06            500                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            99                    $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            300                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            500                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            1,695                 $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.58
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.59
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/13/06            200                   $11.59
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/13/06            1,405                 $11.59
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.60
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/13/06            200                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            695                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.64
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            200                   $11.64
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.64
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.64
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.64
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.65
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/13/06            100                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            2,500                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            1,000                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            53                    $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            47                    $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.66
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.66
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.66
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/13/06            400                   $11.66
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.66
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/13/06            100                   $11.66
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.40
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.40
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.41
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.41
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.41
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.43
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.44
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.44
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.44
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            4,900                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            5,000                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            4,300                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            4,900                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            4,200                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            700                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            3,000                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            1,070                 $11.45
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.46
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.47
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            25                    $11.47
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.47
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.47
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.47
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/14/06            100                   $11.47
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.47
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.48
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/14/06            200                   $11.48
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/14/06            200                   $11.48
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            200                   $11.48
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            400                   $11.49
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.49
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.49
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.49
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.49
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.49
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.49
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.49
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            4,775                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            4,025                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            775                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            9,025                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            4,900                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            363                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            4,537                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            4,800                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            2,100                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            1,200                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            5,000                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            2,104                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            96                    $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            230                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            2,000                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.50
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/14/06            2100                  $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            200                   $11.52
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            9,800                 $11.52
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/14/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            1,800                 $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.53
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            33                    $11.54
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            67                    $11.54
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.54
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            900                   $11.54
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.54
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            900                   $11.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            900                   $11.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            1,200                 $11.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            115                   $11.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            4,885                 $11.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            200                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            800                   $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            63                    $11.57
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.58
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.59
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            67                    $11.59
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            458                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            4,900                 $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            3,800                 $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            200                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            1,200                 $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            200                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            1,100                 $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            200                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            200                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            1,900                 $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            1,100                 $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            2,637                 $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            4,000                 $11.61
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            3,975                 $11.61
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.61
---------------------------- ------------------ --------------------- ---------------------------


Buy                         6/14/06            100                   $11.63
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.64
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            175                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            100                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/14/06            4,700                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            1,550                 $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $11.50
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.55
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            3,900                 $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            1,000                 $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            6,100                 $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            700                   $11.60
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            450                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            9,550                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            450                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            450                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            10,000                $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            1,800                 $11.62
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            5,000                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            5,000                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,750                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            250                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,500                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,500                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,500                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,250                 $11.65
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/15/06            200                   $11.62
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            700                   $11.63
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,650                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,400                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            5,000                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            5,000                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            4,050                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            5,650                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,100                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            1,650                 $11.65
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.86
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/15/06            200                   $11.86
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            1,850                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,500                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,500                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,200                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            650                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            4,350                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $11.87
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $11.87
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            5,000                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.91
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.91
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            50                    $11.91
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $11.85
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            600                   $11.85
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,000                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            1,900                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.98
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.99
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.99
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.99
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $11.99
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $11.99
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            700                   $11.99
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $12.00
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/15/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,400                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            2,300                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            4,500                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            600                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            700                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/15/06            700                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            700                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            700                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            700                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            700                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            1,000                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            1,200                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            1,200                 $12.00
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/15/06            1,000                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            400                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            1,200                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            1,200                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            1,500                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            400                   $12.00
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/15/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            1,700                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $11.99
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/15/06            200                   $11.99
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $11.99
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            3,100                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
---------------------------- ------------------ --------------------- ---------------------------


Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            4,500                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/15/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.88
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.89
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.89
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.89
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.89
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.89
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            2,100                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            500                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            4,100                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1,000                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            500                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1,900                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1,900                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            2,900                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            4,900                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            4,800                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1,000                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            500                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            3,400                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1,800                 $11.90
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1,080                 $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $11.95
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/21/06            2,200                 $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            2,200                 $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1,500                 $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            600                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            800                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            800                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            800                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            800                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            800                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            800                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1,700                 $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            2,500                 $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            400                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            400                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            400                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            400                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            400                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            400                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            400                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            400                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            180                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1,320                 $11.95
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            980                   $11.98
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1,520                 $11.98
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            500                   $11.98
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            700                   $11.99
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.99
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $11.99
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $11.99
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/21/06            1,000                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            2,500                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1,200                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            2,200                 $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            800                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.00
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.01
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.01
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            400                   $12.02
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.02
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1,600                 $12.02
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.02
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.02
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.02
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.02
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.02
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            2,500                 $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            700                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            4,700                 $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            800                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.05
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.08
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.08
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.09
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/21/06            100                   $12.09
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.09
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            2,500                 $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            57                    $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            143                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            143                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            57                    $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            2,500                 $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            2,500                 $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            2,500                 $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.10
---------------------------- ------------------ --------------------- ---------------------------
Buy                         6/21/06            100                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            2,400                 $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            400                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            5,220                 $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            500                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            3,380                 $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1500                  $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            100                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.10
--------------------------- ------------------ --------------------- ----------------------------


Buy                         6/21/06            4,700                 $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            1,100                 $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            300                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            200                   $12.10
--------------------------- ------------------ --------------------- ----------------------------
Buy                         6/21/06            320                   $12.10
--------------------------- ------------------ --------------------- ----------------------------

* Excludes brokerage commissions.